EXHIBIT 99.1

Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended Dec. 25, 2005 (Unaudited)	Year Ended Dec. 25, 2005 (Unaudited)
Net sales	$1,838,276	$5,847,577

Cost of sales	986,148	3,455,812
Research and development	329,301	1,144,025
Marketing, general and administrative	317,111	1,016,085
Restructuring and other special charges, net	—	—

	1,632,560	5,615,922

Operating income	205,716	231,655

Interest and other income (expense), net	445	13,571
Interest expense	(24,447)	(104,960)

Income (loss) before minority interest, equity in income (loss) of unconsolidated investee and income taxes	181,714	140,266

Minority interest in loss of consolidated subsidiaries	19,166	125,151

Loss on disposition of equity interest in Spansion Inc.	(109,681)	(109,681)

Equity in income of unconsolidated investee	3,105	3,105

Provision (benefit) for income taxes	(1,284)	(6,642)

Net income (loss)	$95,588	$165,483

Net income (loss) per common share

Basic	$0.23	$0.41

Diluted	$0.21	$0.40

Shares used in per share calculation
- Basic	412,498	400,004
- Diluted	452,323	440,776

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS

(Thousands)

Dec. 25, 2005
(Unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$1,794,765
Accounts receivable, net (1)	805,531
Inventories	388,631
Prepaid expenses and other current assets	477,304
Deferred income taxes	92,606

Total current assets	3,558,837

Property, plant and equipment, net	2,700,999

Net investment in Spansion Inc.	721,342

Other assets	306,602

Total Assets	$7,287,780

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$—
Accounts payable	855,834
Accrued compensation and benefits	226,874
Accrued liabilities	388,999
Restructuring accruals	18,616
Income taxes payable	3,326
Deferred income on shipments to distributors	141,898
Current portion of long-term debt and capital lease obligations	43,225
Other current liabilities	143,191

Total current liabilities	1,821,963

Deferred income taxes	92,605
Long-term debt and capital lease obligations	1,327,064
Other long-term liabilities	459,323
Minority interest in consolidated subsidiaries	234,988

Stockholders’ equity:
Capital stock:
Common stock, par value	4,353
Capital in excess of par value	2,710,171
Retained earnings	473,676
Accumulated other comprehensive income	163,637

Total stockholders’ equity	3,351,837

Total Liabilities and Stockholders’ Equity	$7,287,780

(1)	Includes accounts receivable from customers of Spansion Inc.